Exhibit 99.1

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

We hereby consent to the inclusion of our opinion letter dated November 6, 2015 to the board of directors of Grayson Bankshares, Inc. as Appendix B to the proxy statement/prospectus of Parkway Acquisition Corp., relating to the proposed merger of Grayson Bankshares, Inc. and Cardinal Bankshares Corporation with and into Parkway Acquisition Corp., which proxy statement/prospectus is part of the registration statement on Form S-4 of Parkway Acquisition Corp., and to the references to our firm and such opinion therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

March 8, 2016